EXHIBIT 99.2

[LETTERHEAD OF PEREGRINE SYSTEMS, INC.]

Peregrine Systems® Restructures
Accounts Receivable Financing Arrangements

        Makes Progress Toward Financial Restatement

        SAN DIEGO, Aug. 29, 2002—Peregrine Systems, Inc. (NASDAQ: PRGNE) announced today that the company has restructured approximately $103 million in accounts receivable financing arrangements through a forbearance agreement with three major U.S. financial institutions. The obligations resulted from Peregrine's past practice of financing its accounts receivable. The new arrangement amends prior agreements with these financial institutions. Under the negotiated agreement, a significant portion of Peregrine's obligations will be repaid over four years at an interest rate of six percent while the remaining amounts due those financial institutions will be paid according to their original terms.

Restructuring of Accounts Receivable Financing

        Peregrine management believes that the company should have accounted for its accounts receivable factoring arrangements as loans instead of sales of receivables without recourse. As a result, previously reported balance sheets will be restated to reflect the loan balances, which were as high as $180 million in past periods.

        Under the forbearance agreement, a portion of Peregrine's $103 million obligation is secured by collectible receivables, and the remainder will be secured by company assets but will be junior to certain existing and future borrowings. In many instances, Peregrine's obligations to the banks under the factoring arrangements are not supported by collectible receivables.

        Repayment of principal will occur as the related receivables are collected, and the payment of the remaining portion will begin on Aug. 1, 2003. Additional payments may be required under certain, limited circumstances.

        "Our new management team is diligently identifying and correcting the past accounting irregularities, while working to avoid them in the future," said Gary Greenfield, Peregrine's CEO. "Today's announcement reinforces our ongoing efforts to enhance Peregrine's credibility, while leveraging our product and market leadership to serve our customers and partners."

Progress Toward Restatement

        Previously, Peregrine announced an independent investigation into accounting irregularities in the company's financial statements for fiscal years 2000, 2001 and the first three quarters of fiscal year 2002. This investigation, which was conducted with forensic accountants and legal advisors retained by Peregrine's audit committee, is now complete, and the results of the investigation have been communicated to the staff of the Securities and Exchange Commission (SEC).

        The company is in the process of completing the financial restatement for fiscal years 2000, 2001 and the first nine months of fiscal year 2002. Peregrine management believes that the company will reduce previously recorded revenue by approximately $250 million during the 11-quarter restatement period. In connection with the review of the company's past revenue recognition accounting practices, certain amounts of revenue may be reported in different quarters than originally reported. In addition, the company will record a non-cash charge of approximately $100 million related to stock option compensation during the restatement period.

        The company continues to review all of its past accounting practices. Because the restatement process is not yet complete, the amount of the restatement remains subject to change and may be material. Accordingly, Peregrine cannot provide more specificity with respect to the amount to be restated at this time. Peregrine will not update its estimates of the amounts to be restated until it files amended periodic reports with the SEC.

About Peregrine Systems

        Founded in 1981 and headquartered in San Diego, Calif., Peregrine Systems is the leading global provider of Infrastructure Management software. Market-leading application suites delivered by Peregrine and Remedy® product lines address diverse customer needs to better manage and extend the life of infrastructure and manage business services. Peregrine's Service Management and Asset Management solutions empower companies to support and manage assets with best practice processes. Remedy's comprehensive suite of packaged applications, including IT Service Management and Customer Support solutions, enable customers to improve reliability and quality of service for both internal and external service management. Remedy's Action Request System provides a comprehensive platform to deliver business process authoring capabilities to meet the unique requirements of organizations today and into the future.

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        Peregrine Systems and Remedy are registered trademarks of Peregrine Systems, Inc. or its wholly owned subsidiaries. All other marks are the property of their respective owners.

Forward-Looking Statements

        This press release contains forward-looking statements about the estimates Peregrine management is making with respect to amounts that will be restated in its financial statements and periodic reports. This press release may also contain forward-looking statements about Peregrine Systems' business, financial condition, operating results, or financial projections. These statements are based on management's beliefs and certain assumptions, estimates, and projections. As a result, they are subject to numerous risks and uncertainties. In particular, investors should consider the following in connection with the statements made:

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  The audit of the company's financial statements for fiscal years 2000, 2001 and 2002, which will include the restated financial results for fiscal years 2000 and 2001 and the first three quarters of fiscal 2002, is ongoing and not complete and the amount of the restatement, once completed, may change, and if the amount does change, the change may be material.

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  Since the announcement of the company's internal investigation and restatement, the company has been served with numerous shareholder lawsuits. These lawsuits are ongoing and the company can provide no assurance when they will be completed or their impact on the company, its financial condition, results of operations and liquidity.

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  The company's accounting practices continue to be investigated by the Securities and Exchange Commission. While Peregrine is cooperating with the investigation, Peregrine cannot estimate the results of the investigation or when the investigation will be completed.

        Uncertainties about the company's financial results and condition and the restatement of the company's financial statements could cause customers to cancel, delay, or defer purchases of its products. Continuing to address these internal accounting issues and the pending litigation will require substantial management time and attention, which may impair the company's relationships with customers, and result in substantial expense. As a result, the company's financial results may be adversely affected in future periods.

        Peregrine has completed a secured loan financing, the sale of one of its operating units and a restructuring of its accounts receivable financing arrangements, and continues to explore a variety of additional alternatives to improve the company's financial condition and cash position, however these efforts may not be successful. Peregrine continues to evaluate various alternatives to ensure its long-term viability and provide permanent solutions to its current cash flow problems.

        For more information about the risks and uncertainties facing Peregrine's business, please refer to the matters discussed in the company's recent Form 8-K filings and the discussion under the caption "Factors that may affect our future operating results" in the Form 10-K and Forms 10-Q filed with the Securities & Exchange Commission.